Exhibit 99.2

TAISHAN KANGDA CACTUS HYGIENICAL FOOD CO, LTD.

ASSETS APPRAISAL REPORT SUMMARY

Harbin Jincheng Report Series 2006, No. 0055

Harbin Jincheng Property Appraisal Company, retained by Taishan Kangda Cactus Hygienical Food Co, Ltd. (“Taishan Kangda”), in compliance with the national regulations regarding assets evaluation, following the principles of objectivity, independence, fairness and science, and utilizing commonly recognized appraisal methods, conducted an on-site examination and check for the assets under appointment, carried out related market researches and inquiries, and followed through other necessary appraisal procedures.

Based on these procedures, we evaluated the fair market value of the assets of Taishan Kangda at the base date with replacement costs methods, and produced the reference market value. Now we have completed our appraisal and report the results as follows:

At the base date of June 26, 2006, on the assumption of continued use, the values of appraised assets of Taishan Kangda are reflected in the following figures:

Assets book value: RMB 13,880,867.40 Yuan, adjusted book value: RMB 13,880,867.40, appraisal value: RMB 12,020,252.00 Yuan.

This report is compiled for the purpose of evaluation of assets for the retaining client and for use by administrative bodies for their inquiries. It is the property of the retaining client. Without its permission, this report should not be made public. Except where it is required by the law, the report or any part of it should not be released in any public media.

The above content is abstracted from Asset Appraisal Report. Please read the full text of the report if one must know the complete situation of the appraisal.

Harbin Jinchang Property Appraisal Company (Seal)

Registered Property Appraiser: Hongtao Gan (Seal)

Registered Property Appraiser: Shijun Tan (Seal)

August 3, 2006

ASSETS VALUE APPRAISAL RESULTS SUMMARY TABLE

Appraisal date June 26, 2006

Table 1

Name of the Assets Owner: Taishan Kangda Cactus Health Food Co, Ltd.

　　　　　　　Monetary
Unit☐RMB Yuan

ITEMS		BOOK VALUE	ADJUSTED BOOK VALUE	APPRAISAL VALUE	INCREASE/ DECREASE	CHANGE %
		A	B	C	D=C-B	E=☐C-B☐/B×100%
Current Assets	1	7,192,900.00	7,192,900.00	5,281,500.00	-1,911,400.00	-26.57
Long Term Investments	2
Fixed Assets	3	736,215.40	736,215.40	787,000.00	50,784.60	6.90
Include In Construction	4
Buildings	5	736,215.40	736,215.40	787,000.00	50,784.60	6.90
Machinery	6
Intangible Assets	7	5,951,752.00	5,951,752.00	5,951,752.00
Include:Land Use Right	8	5,951,752.00	5,951,752.00	5,951,752.00
Other Assets	9
Total Assets	10	13,880,867.40	13,880,867.40	12,020,252.00	-1,860,615.40	-13.40

Appraisal Company: Harbin Jin Cheng Property Appraisal Company    (Seal)
Project Manager Shi Jun Tan     (Seal)
Registered under
Signing Registered Appraiser Hong Tao Gan    (Seal)